Exhibit 99.4

Independent Auditor’s Report

To the shareholders of

Hydra Dutch Holdings 2 B.V.

We have audited the accompanying consolidated financial statements of Hydra Dutch Holdings 2 B.V which comprise the consolidated statement of financial position as at December 31, 2013, and the consolidated statements of comprehensive income, changes in deficit and cash flows for the period from October 1, 2013 (date of commencement of operations) to December 31, 2013 and the related summary of accounting policies and other explanatory notes.

Owner’s responsibility for the consolidated financial statements and the summary combined financial statements

Management is responsible for the preparation and presentation of those consolidated financial statements and summary combined financial statements in accordance with International Financial Reporting Standards (IFRS), for determining that the basis of preparation of the summary combined financial statements is acceptable in the circumstances, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements and summary combined financial information, that are free from material misstatement, whether due to fraud or error.

Auditor responsibilities

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conduct our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and preform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves preforming procedures to obtain audit evidence about amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor judgment, including the assessment of the risks of material misstatement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hydra Dutch Holdings 2 B.V. and its subsidiaries as at December 31, 2013 and their financial performance and cash flows for the period from October 1, 2013 (date of commencement of operations) to December 31, 2013 in accordance with International Financial Reporting standards (IFRS).

Emphasis of matter

Without qualifying our opinion, we draw your attention to note 29, regarding the restatement of the consolidated financial statements as of December 31, 2013 originally issued on April 9, 2014, in order to retroactively reflect adjustments made during the first quarter of 2014 to the allocation of the purchase price of Eden Springs, pursuant to the provisions of IFRS3R.

/s/ Kesselman & Kesselman
Tel-Aviv, Israel October 13, 2014	Kesselman & Kesselman, Certified Public Accountants (Isr.) A member firm of Pricewaterhouse Coopers International Limited

Hydra Dutch Holdings 2 B.V.

Consolidated Balance Sheet

in ‘000 €

	Notes	31.12.2013
ASSETS
Current assets
Cash and cash equivalents	5	14,571
Trade receivables—net	6	54,858
Receivable from related parties	22	440
Prepaid and other assets	7	6,984
Inventories	8	12,074

		88,927

Non-current assets
Property, plant and equipment	9	66,013
Goodwill	10	103,000	*
Other intangible assets	10	82,582
Deferred tax assets	14	12,666	*
Other non-current assets		4,399

		268,660

Total assets		357,587

LIABILITIES
Current liabilities
Borrowings	16	10,495
Trade amounts payable		21,921
Current tax liability		6,293
Other current liabilities	11	27,849
Customer deposits and Prepaid Income	12	23,722
Provisions	13	3,437

		93,717

Deferred tax liabilities	14	17,142	*
Borrowings	16	150,608
Other non current liabilities		1,310
Provisions	13	1,218
Liability for employee rights	15	3,902
Borrowings from shareholders and other related parties	22	88,027
Derivative financial instruments	17	2,123

		264,330
Total liabilities		358,047

DEFICIT
Share capital	20
Share premium		13,430	*
Other reserves	21	(150)
Currency translation adjustment		(747	)*
Accumulated deficit		(13,035	)*

		(502)
Non controlling interests in Equity		42

Total deficit		(460)
Total liabilities net of deficit		357,587

*	Restated-please refer to note 29.

The accompanying notes are an integral part of these consolidated financial statements

Hydra Dutch Holdings 2 B.V.

Consolidated Statements of Comprehensive Loss

in ‘000 €

	Notes	The period from 1 Oct 2013* to 31 Dec 2013
Revenue		61,584
Cost of goods sold		(20,327)

Gross profit		41,257
Service Expenses		(24,366)
Sales & Marketing expenses		(5,824)
General and administration expenses		(5,368)
Amortization of customer relations and tradenames	10	(1,305)**
Other operating expenses	24	(2,702)

Loss from operations before Acquisition related costs		1,692

2013 Eden Springs Acquisition related costs		(9,048)

Loss from operations		(7,356)

Financial Income	26	630
Financial expenses	26	(4,635)

Net Financial expenses		(4,005)

Loss Before taxes on income		(11,361)

Taxes on income	27	(1,670)**

Net loss		(13,031)

Other comprehensive Loss—net of taxes:
Items that may be subsequently reclassified to profit or loss:
Currency translation differences, net of taxes		(747)**
Items that will not be reclassified to profit or loss:
Remeasurements of post employment benefit obligations		(150)

TOTAL COMPREHENSIVE LOSS		(13,928)

Net loss attributable to:
Equity holders of the company		(13,035)**
Non controlling interest		4

		(13,031)

Total comprehensive loss attributable to:
Equity holders of the company		(13,932)
Non controlling interest		4

TOTAL COMPREHENSIVE LOSS		(13,928)

*	Date of commencement of operations
**	Restated-please refer to note 29

The accompanying notes are an integral part of these consolidated financial statements

Hydra Dutch Holdings 2 B.V.

Consolidated Statements of Cash Flows

in ‘000 €

	Notes	The period from 1 Oct 2013* to 31 Dec 2013
CASH FLOW FROM OPERATING ACTIVITIES		1,626
Cash generated from operations (a)
Income tax paid		(1,516)

Net cash provided by operating activities		110

CASH FLOW FROM INVESTING ACTIVITIES
Purchase of property, plant , equipment and software		(3,494)
Acquisition of subsidiaries, net of cash acquired	29	(69,360)
Proceeds from sale of property, plant and equipment		87
Proceeds from sale of short term investments		625

Net cash used in investing activities		(72,142)

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from long-term borrowings (net of borrowing costs)**		126,769
Repayments of long term borrowings		(139,821)
Loan proceeds from Shareholder and other related parties		86,758
Issuance of shares		13,430
Interest paid		(887)

Net cash from financing activities		86,249

Effect of exchange rate changes on cash and cash equivalents		354
Increase in cash and cash equivalents		14,571
Cash and cash equivalents at the beginning period		—

Cash and cash equivalents at end of the year		14,571

*	Date of commencement of operations
**	thereof borrowing costs of €10’046

The accompanying notes are an integral part of these consolidated financial statements

Hydra Dutch Holdings 2 B.V.

Consolidated Statement of Cash Flows

in ‘000 €

The period from 1 Oct 2013* to 31 Dec 2013
(a) Cash generated from operations
Loss before taxes on income	(11,361)**

Adjustments in income and expense not involving cash flows:
Interest expenses net, included in profit / (loss) before taxes on income	3,625
Exchange differences on principal and interest incurred on long-term loans and intercompany loans	164
Amortization of capitalized financial costs	217
Depreciation and amortization	5,838 **
Capital gains/losses less of cost of goods sold, which were previously included amongst fixed assets, net	402
Employee related obligations, net	328
Release of customer deposits	(76)
Other operating items	(19)

Operating cash flow before working capital changes	(882)

Changes in operating working capital
Decrease in Trade receivables	7,556
Decrease in Prepaid and other assets	1,168
Decrease in Trade accounts payable	(1,597)
Decrease in Prepaid income and Customer deposits	(307)
Decrease in Other current liabilities and Provisions	(4,418)
Decrease in related party receivables/payables	(252)
Decrease in Inventories	358

Operating cash flow	2,508

Total cash generated from operations	1,626

The accompanying notes are an integral part of these consolidated financial statements

*	Date of commencement of operations
**	Restated- please refer to note 29

Hydra Dutch Holdings 2 B.V.

Consolidated Statements of Changes in Deficit

in ‘000 €

	Attributable to equity holders of the Company						Total deficit
	Share capital	Share premium	Currency translation adjustment**	OCI Pension Fund	Accumulated Deficit**	Noncontrolling Interest	Total
Opening Balance	—	—	—	—	—	—	0
Comprehensive income:
Remeasurement of post employment obligations	—	—	—	(150)	—	—	(150)
Currency translation adjustment	—	—	(747)		—	—	(747)
Loss	—	—	—		(13,035)	4	(13,031)

Total comprehensive loss for the period	—	—	(747)	(150)	(13,035)	4	(13,928)

Transactions with owners:
Issuance of shares*	—	13,430	—		—		13,430
Business Combination						38	38
Balance at 31 December 2013	0	13,430	(747)	(150)	(13,035)	42	(460)

*	less than one thousand Euros
**	Restated- please refer to note 29

The accompanying notes are an integral part of these consolidated financial statements

Hydra Dutch Holdings 2 B.V.

Notes to the Consolidated Financial Statements 2013

in ‘000 €

1. General information

Hydra Dutch Holdings 2 B.V. (hereafter—the Company) has been established on 16 May 2013 as Rhone Capital IV LP’s indirect wholly-owned investment vehicle for the acquisition of all of Eden Springs BV’s subsidiaries (see below). Since the closing of the acquisition in October 2013, the Company and its subsidiaries (together—the Group) is active in 15 countries and is mainly engaged in Home & Office Delivery (HOD) of water cooler bottles. Additionally, the Group offers customers in most markets a range of direct-marketing products such as water filters and Lavazza coffee products.

On the 14th of June 2013 the Company signed an agreement with Eden Springs BV to acquire the entire shareholding and control of the direct wholly-owned subsidiaries of Eden Springs B.V.: Eden Springs Europe B.V. and the Israeli subsidiaries. On 23 October 2013 the transaction was completed and Hydra Dutch Holdings 2 B.V. entered as a new 100% shareholder of Eden Springs Europe B.V. and Israeli activities. For practical reasons and due to immateriality the Trading Results of the acquired entities have been consolidated for the period starting 1 October 2013 to 31 December 2013. The change of control required Eden Springs Europe B.V. to repay all of outstanding debt from the existing credit facility agreement with Rabobank (Netherlands). This external bank financing has been replaced by a shareholder loan on the same date (see also note 22).

2. Summary of significant accounting policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below.

2.1. Basis of preparation

The Consolidated Financial statements are presented in Euros (€), which is the Group’s functional and presentation currency.

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (IFRS). They have been prepared on an accrual basis, under the historical cost convention, as modified by the revaluation of financial assets and financial liabilities (including derivative instruments) at fair value.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 4.

2.1.1. Accounting policy and disclosures

Standards, amendments and interpretations to existing standards that are not yet effective and have not been early adopted by the Group

The following standards, amendments and interpretations to existing standards have been published and are mandatory for the Group’s accounting periods beginning on or after 1 January 2013 or later periods but the Group has not early adopted them:

•

IFRS 9—“Financial Instruments” (hereafter—IFRS 9), addresses the classification, measurement and recognition of financial assets and financial liabilities. IFRS 9 was issued in November 2009 and October 2010. It replaces the parts of IAS 39 that relate to the classification and measurement of financial instruments. IFRS 9 requires financial assets to be classified into two measurement categories: those measured as at fair value and those measured at amortised cost. The determination is made at initial recognition. The classification depends on the entity’s business model for managing its financial instruments and the contractual cash flow characteristics of the instrument. For financial liabilities, the standard retains most of the IAS 39 requirements. The main change is that, in cases where the fair value option is taken for financial liabilities, the part of a fair value change due to an entity’s own credit risk is recorded in other comprehensive income rather than the income statement, unless this creates an accounting mismatch.

In November 2013, the IASB issued Phase 3 of IFRS 9 (“Phase 3 of IFRS 9”) as part of the complete version of IFRS 9. Phase 3 of IFRS 9 includes the new hedge accounting requirements and related amendments to IFRS 9, IFRS 7 and IAS 39.

Below are the significant principles of hedge accounting under IFRS 9 (2013):

•	Hedge accounting can be applied to the risk components of financial hedged items and nonfinancial hedged items provided that risk component is separately identifiable and can be reliably measured.

•	The hedge effectiveness test is to be made only on a qualitative basis and the quantitative effectiveness test of the 80%-125% range is eliminated. The test focuses on achieving the hedge objectives and the economic relationship between the hedged item and the hedging instrument and the effect of credit risk on that relationship.

As part of the amendments included in Phase 3 of IFRS 9, the provisions regarding measurement of liabilities at fair value and presenting fair value changes in own credit risk in other comprehensive income can be applied before applying any other requirements in IFRS 9.

In July 2014, the IASB issued IFRS 9, The IASB has published the complete version of IFRS 9, Financial instruments, which replaces the guidance in IAS 39. IFRS 9 has three classification categories for debt instruments: amortized cost, fair value through other comprehensive income (‘FVOCI’) and fair value through profit or loss (‘FVPL’). Classification under IFRS 9 for debt instruments is driven by the entity’s business model for managing the financial assets and whether the contractual cash flows represent solely payments of principal and interest (‘SPPI’). An entity’s business model determines whether the cash flows will result from collecting contractual cash flows, selling financial assets or both. If a debt instrument is held to collect, it may be classified as amortized cost if it also meets the SPPI requirement. Debt instruments that meet the SPPI requirement that are held in a portfolio where an entity both holds to collect assets’ cash flows and sells assets may be classified as FVOCI. Financial assets that do not contain cash flows that are SPPI must be measured at FVPL (for example, derivatives). Investments in equity instruments are always measured at fair value. However, management can make an irrevocable election to present changes in fair value in other comprehensive income, provided the instrument is not held for trading. If the equity instrument is held for trading, changes in fair value are presented in profit or loss.

IFRS 9 also introduces a new model for the recognition of impairment losses – the expected credit losses (ECL) model, which differs from the currently applied incurred loss model, and which will require entities to record a loss equal to the 12-month ECL on initial recognition of financial assets that are not credit impaired (or lifetime ECL for trade receivables). IFRS 9 contains a ‘three stage’ approach which is based on the change in credit quality of financial assets since initial recognition.

IFRS 9 is effective for annual periods beginning on or after January 1, 2018. Earlier application is permitted.

The Group is yet to assess IFRS 9’s full impact. The Group will also consider the impact of the remaining phases of IFRS 9 when completed by the Board.

•	Amendments to IAS 36, ‘Impairment of assets’, on the recoverable amount disclosures for non-financial assets. This amendment removed certain disclosures of the recoverable amount of CGUs which had been included in IAS 36 by the issue of IFRS 13. The amendment is not mandatory for the group until 1 January 2014.

•	Financial Instruments: Recognition and Measurement Amendment to IAS 39 ‘Novation of derivatives’ This amendment provides relief from discontinuing hedge accounting when novation to a hedging instrument to a central counter party meets specified criteria. The amendment is not mandatory for the group until 1 January 2014.

•	In May 2014, the IASB issued IFRS 15, Revenue from contracts with customers. The objective of the new revenue standard is to provide a single, comprehensive revenue recognition model for all contracts with customers to improve comparability within industries, across industries, and across capital markets. The revenue standard contains principles that an entity will apply to determine the measurement of revenue and timing of when it is recognized. The underlying principle is that an entity will recognize revenue to depict the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services, based on a five step model that includes the identification of the contract with the customer and the performance obligations in the contract, determination of the transaction price, allocation of the transaction price to the performance obligations in the contract and recognizing revenue when (or as) the entity satisfies a performance obligation. The revenue standard is effective for annual periods beginning on or after January 1, 2017. Early adoption is permitted.

Consolidation

The consolidated financial statements are a consolidation of the financial statements of the Company and its Subsidiaries. The list of the companies included in these consolidated financial statements is presented in appendix A.

a) Subsidiaries

1.	Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the group. They are deconsolidated from the date that control ceases.

2.	Subsidiaries are consolidated as from the date on which the Group acquires control. Conversely, such consolidation ceases on the date on which control ends.

3.	The Group accounts for business combinations using the acquisition method. The consideration transferred for the acquisition of a subsidiary (hereinafter—the acquiree) is calculated as a total of fair values of the assets transferred by the group and the liabilities that the Group incurs to the previous owners of the acquiree and the equity rights issued by the Group in a business combination. The consideration transferred includes the fair value of all asset or liability arising from the contingent consideration arrangement. Costs associated with the purchase are recognized in income or loss as incurred.

4.	Goodwill is presented in the consolidated statements of financial position, and represents the excess of the cost of acquisition of an investment in a subsidiary over the Eden Holdings’ share in the fair value of the subsidiary’s identifiable assets (including intangible assets), net of the fair value of its identifiable liabilities (net of related taxes), at the date of acquisition.

5.	Contingent consideration recognised in a business combination is measured at fair value as of the date of the business combination. Subsequent changes in the fair value of liability for the contingent consideration are recognized under IAS 39 “Financial Instruments: Recognition and Measurement” in income or in other comprehensive income.

6.	Identifiable assets acquired and liabilities and contingent liabilities assumed by the Group in a business combination (excluding certain exceptions detailed in IFRS 3 “Business Combinations” (hereinafter—IFRS 3R) are initially measured at fair values on the date of acquisition. In each business combination, the Group determines whether to recognize non-controlling interest in the acquiree at fair value or proportionally to the rate of non-controlling interest at the fair value of net identifiable assets of the acquiree. This determination is done for each transaction separately.

7.	The excess of transferred consideration, the amount of non-controlling interest in the acquiree and the fair value as of the date of acquisition of any previous interest in the interest of the acquiree beyond the net amount, at the date of acquisition, of identifiable assets acquired and liabilities assumed, all measured as above, as goodwill (see also f. below).

8.	Intra-Group balances and transactions including revenue, expenses and dividends on transactions between Group companies were eliminated. Income or loss resulting from intra-Group transactions that are recognized as assets (such as inventory and property, plant and equipment) were also eliminated. Such intra-Group losses may indicate an impairment of the assets.

9.	The accounting policy applied by subsidiaries was changed as needed to ensure consistency with the accounting policy adopted by the group.

10.	Transactions with non-controlling interest which do not result in loss of control are accounted for as transactions of Group shareholders. In such transactions, the difference between the fair value of any consideration paid or received and the amount in which the non-controlling interest are adjusted to reflect the changes in their proportional interest in a subsidiary are recognized directly in equity and attributed to the owners of the parent.

2.2. Foreign currency translation

a) Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The consolidated financial statements are presented in Euro (€), which is the Group’s functional and presentation currency.

b) Transactions and balances

Foreign currency transactions are translated into the functional currency using exchange rates prevailing at the dates of the transactions.

Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement.

Foreign exchange gains and losses are presented in the income statement within “Financial Income” or “Financial Expenses”.

Foreign exchange gains and losses with respect to financial assets and liabilities that are classified as financial instruments at fair value through profit and loss, are recognized in the statement of income as part of the gain or loss relating to changes in fair value.

c) Group companies

The results and financial position of all the Group entities—none of which has the currency of a hyperinflationary economy—that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

a) assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

b) income and expenses for each income statement are translated at yearly average exchange rates; and

c) all resulting exchange differences are recognised first in OCI and then accumulated as a separate component of equity.

Foreign exchange gains and losses from inter-company transactions of a long term investment nature, between ESE BV and its foreign entities are shown as a separate component of shareholders’ equity under the heading “Currency translation adjustments” until the related foreign investment is disposed of (sold, liquidated, abandoned, repayment of share capital, etc.).

Goodwill and fair value adjustments arising on the acquisition of a subsidiary with a functional currency other than the Euro, are treated as assets and liabilities of the subsidiary and translated at the closing rate of each balance sheet presented.

2.3. Property, plant and equipment

The accounting treatment of property, plant and equipment in these consolidated financial statements are as follows:

a.	An item of property, plant and equipment is measured at cost upon its initial recognition, which includes its purchase price (including import duties and non-refundable purchase taxes, after deducting trade discounts and rebates), costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management, ). When the payment in respect of an item of property, plant and equipment is deferred beyond normal credit terms, the difference between the cash price equivalent and the total payment is recognized as interest expense over the period of credit.

b.	The Group elected the cost method as its accounting policy for the measurement of its property, plant and equipment subsequent to initial recognition.

c.	The depreciable amount of each asset is allocated on a systematic basis over its useful life using the straight-line method.

The Group depreciates separately each portion of property, plant and equipment that represents a significant part of the total cost of the item. The estimated useful lives are as follows:

Years
Buildings	5 – 40 years
Plant, machinery	10 – 14 years
Water coolers and containers and bottles	4 – 11 years
Dishwashers, coffee and food machines	7 – 10 years
Computers	3 – 4 years
Office equipment	4 – 17 years
Vehicles	5 – 7 years

Leasehold improvements are amortized by the straight-line method over the term of the lease, which is shorter than the estimated useful life of the improvements.

d.	At each financial year-end, the Group reviews the residual value, the useful life and the depreciation method it uses. If there have been significant changes in the expected residual value, the useful life or significant change in the expected pattern of consumption of the future economic benefits embodied in the asset that may indicate that a change in the depreciation method is required, such changes are treated as changes in accounting estimates. In the reported periods, no material changes, as above, have taken place with any material effect on these consolidated financial statements.

2.4. Intangible assets

The accounting treatment of intangible assets in these consolidated financial statements is as follows:

a) Goodwill

Goodwill represents the excess of the consideration in a business combination over the Group’s portion of the fair value of the investee underlying net assets, liabilities and contingent liabilities at the date of acquisition, and it is included at cost less any accumulated impairment losses.

Goodwill is tested for impairment once a year, or more frequently, in the presence of events or circumstances indicating a possible impairment in the value of such assets. Impairment losses on goodwill are not reversed. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

For the purpose of testing impairment, the Group allocates the goodwill to a relevant cash-generating unit.

Customer relations

Customer relations have definite useful lives and are stated at cost, less accumulated amortization and impairment losses. Amortization is calculated using the straight-line method based on the estimated useful lives of customer accounts.

b) Trademarks were acquired in a business combination and are recognized at fair value at the acquisition date.

Trademarks are presented at cost less accumulated amortization, and are amortized over their estimated useful lives, using the straight line method.

c) Computer software

Acquired computer software licenses are capitalized on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortized over their estimated useful lives.

Costs associated with maintaining computer software programmes are recognised as an expense as incurred. Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the group are recognised as intangible assets when the following criteria are met:

•	it is technically feasible to complete the software product so that it will be available for use;

•	management intends to complete the software product and use or sell it;

•	there is an ability to use or sell the software product;

•	it can be demonstrated how the software product will generate probable future economic benefits;

•	adequate technical, financial and other resources to complete the development and to use or sell the Software product is available

•	The expenditure attributable to the software product during its development can be reliably measured.

Direct attributable costs that are capitalised as part of the software product include the software development employee costs and an appropriate portion of relevant overheads.

Other development expenditures that do not meet these criteria are recognised as an expense as incurred. Development costs previously recognised as an expense are not recognised as an asset in a subsequent period.

Computer software development costs recognised as assets are amortised over their estimated useful lives, which does not exceed four years.

2.5. Impairment of non-monetary assets

Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Non-monetary assets other than goodwill that have been impaired are reviewed for reversal of the impairment at each reporting date.

2.6. Current and deferred income tax

a.	The current tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the balance sheet date in the countries where the Group operates and generate taxable income. The Group’s management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

b.	The Group fully recognizes deferred taxes, using the liability method, on temporary differences arising between the carrying amounts in the consolidated financial statements of assets and liabilities and their tax bases. However, the deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss.

Deferred income tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

c.	Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

d.	Deferred income taxes are not provided on temporary differences arising on investments in subsidiaries, since the timing of the reversal of the temporary difference is controlled by the Group and it is probable that the temporary difference will not reverse in the foreseeable future.

e.	Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

2.7. Revenue recognition

The Group’s revenues are measured at the fair value of the consideration received or receivable for the sale of goods and services in the ordinary course of the Group’s activities. Revenue is shown net of value-added tax, returns, rebates and discounts and after eliminating sales within the Group.

The Group recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the Group and when specific criteria have been met for each of the Group’s activities as described below. The Group bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

a)	Sale of goods

Revenues stemming from the sale of goods are recognized when one of the companies in the Group has transferred the goods to the purchaser and when no obligation which could affect the completed sale status of the transaction remains outstanding. Goods are not regarded as having been delivered until they have been shipped to the specified destination, the risks of obsolescence and loss have been transferred to the purchaser, and either the purchaser has received the goods in accordance with the terms of the contract of sale or the Group has objective evidence to the effect that all the criteria for acceptance have been satisfied.

The Group’s products are sometimes sold on quantity discount terms. Sale revenues are recognized on the basis of the price stated in the contract after deduction of an estimate as of the date of the sale of the quantity discount. The Group’s accumulated experience serves to facilitate the determination of estimates and provisions in relation to discounts. The estimation of quantity discounts is based on the degree of expected sales for the year.

Revenue from sale of goods is recognized when all the following conditions have been satisfied: (a) the significant risks and rewards of ownership of the goods have been transferred to the buyer; (b) the Group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold; (c) the amount of revenue can be measured reliably; (d) it is probable that the economic benefits associated with the transaction will flow to the Group; and (e) the costs incurred or to be incurred in respect of the transaction can be measured reliably.

b)	Revenue from rental of water coolers and coffee machines

Revenue from rental of water coolers and coffee machines are recognized rateably over the rental period.

2.8. Financial assets

The group classifies its financial assets in the following categories: loans and receivables

Cash and cash equivalents include cash in hand, short-term bank deposits, other short-term highly liquid investments with original maturities of three months or less. Bank overdrafts are shown within bank borrowings among current liabilities on the balance sheet.

Cash and cash equivalents are carried in the balance sheet at cost. For the purpose of the cash flow statement, cash and cash equivalents comprise cash on hand and deposits held at call with banks.

Trade receivables are carried at original invoice amount less provision for impairment. A provision for impairment of trade receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of receivables.

Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the trade receivable is impaired. The amount of the provision is the difference between the asset’s carrying amount and the present value of estimated future cash flows.

The carrying amount of the asset is reduced through the use of an allowance account, and the amount of the loss is recognized in the income statement within administrative and general expenses. When a trade receivable is uncollectible, it is written off against the allowance account for trade receivables. Subsequent recoveries of amounts previously written off are credited against administrative and general expenses in the statements of operations.

2.9. Inventories

Inventories are valued at the lower of cost or net realization value.

The cost of inventories comprises all costs of purchase and other costs incurred in bringing the inventories to their present location and condition. The Group allocates fixed production overheads to the cost of conversion based on the normal capacity of the production facilities. The financing element in purchases, in which payment is deferred beyond normal credit term in the industry, is recognized separately as interest expenses over the period of financing.

The cost of inventories of other items is determined as follows:

•	Raw materials, auxiliary supplies, packaging materials and spare parts: on the weighted average basis

•	Finished products: on the basis of production costs:

•	Raw material and auxiliary supplies: on the weighted average basis.

•	Labor and indirect expenses: on the weighted average basis.

•	Purchased products: on the “first-in, first-out” basis.

•	Spare parts: on the weighted average basis.

2.10. Share capital

Ordinary shares are classified as equity.

Incremental external costs directly attributable to the issue of new shares are shown in equity as a deduction from the issuance proceeds.

2.11. Trade payables

Trade payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

2.12. Borrowings

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the amounts initially recognised and the redemption value is recognized in the income statement over the term of the borrowings using the effective interest method.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlements of the liability for at least 12 months after the balance sheet date.

Fees paid for a credit facility is recognized as transaction costs that are attributable to the relevant loan if it is probable that part or all the facility will be utilized. In such case, the recognition of fee is deferred until money is actually drawn from the facility. If no evidence exist that part or all of the loan facility is utilized, the fee is capitalized as prepayment for financing services, and is depreciated over the period of the relevant loan facility.

An exchange between an existing borrower and lender of debt instruments with substantially different terms shall be accounted for as an extinguishment of the original financial liability and the recognition of a new financial liability at fair value. Similarly, a substantial modification of the terms of an existing debt instrument or part thereof is accounted for as an extinguishment of the original financial liability and recognition of a new financial liability.

If the modification or exchange does not cause a material change of the liability, the treatment applied is a change of the terms of the existing liability without an immediate impact of profit or loss but spread throughout the remaining life of the liability.

Terms are substantially different if the discounted present value of the cash flows under the new instrument is at least 10% different from that of the remaining cash flows of the original financial liability. In addition to the quantitative test, the Group tests, among other things, if changes have also occurred in different economic parameters in the exchanged debt instruments.

2.13. Employee benefits

a) Pension and retirement benefit obligations

Group companies operate various pension schemes. The schemes are generally funded through payments to insurance companies or trustee-administered funds, determined by periodic actuarial calculations. The Group has both defined benefit and defined contribution plans.

Defined contribution plans

A defined contribution plan is a pension plan under which the Group pays fixed contributions into a separate entity. The Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

Group purchases insurance policies and contributes to pension benefit funds against the obligation to pay pension benefits. The Group has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are due.

Defined benefit plans

A defined benefit plan is a pension plan that is not a defined contribution plan. Typically, defined benefit plans define an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and compensation.

The liability recognised in the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date less the fair value of plan assets,

The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method.

The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows (after taking into account the expected rate of salary increases) using mainly interest rates of government bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating to the terms of the related pension liability.

Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are charged or credited to comprehensive income (loss) in the period in which they arise.

Past service costs are recognized immediately in income.

Amounts funded for retirement benefits are measured at fair value. These amounts funded represent “plan assets”, as defined by IAS 19, and therefore deduced from the balance of retirement benefit obligation for balance sheet presentation.

b) Vacation and recreation benefits

Employees in Israel are legally entitled to vacation and recreation benefits, both computed on an annual basis. The Group accumulates a liability and expense due to vacation and recreation pay, based on the benefits that have been accumulated for each employee.

c) Termination benefits

Termination benefits are payable when employment is terminated by the Group before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits. The Group recognises termination benefits when it is demonstrably committed to a termination when the entity has a detailed formal plan to terminate the employment of current employees without possibility of withdrawal. In the case of an offer made to encourage voluntary redundancy, the termination benefits are measured based on the number of employees expected to accept the offer.

d) Profit-sharing and bonus plans

The Group recognises a liability and an expense for bonuses and profit-sharing. The Group recognises a provision where contractually obliged or where there is a past practice that has created a constructive obligation.

2.14. Share-based payment

With respect to equity-settled grants to employees, the value of the labor services received from them in return, is measured on the date of grant, based on the fair value of the equity instruments granted to the employees. The value of the transactions, measured as aforesaid, is expensed over the period during which the employee’s right to exercise or receive the underlying equity instruments vests; commensurate with every periodic recognition of the expense, a corresponding increase is recorded as a capital surplus, included under the Group’s equity.

Non-market performance and service conditions are included in assumptions about the number of options that are expected to vest. At each balance sheet date, the Company revises it estimates of the number of options that are expected to vest. The Company recognizes the impact of the revision to original estimate, if any, in the statements of operations, with a corresponding adjustment to equity or liability, as applicable.

2.15. Provisions

Provisions are recognised when:

•	the Group has a present legal or constructive obligation as a result of past events;

•	it is probable that an outflow of resources will be required to settle the obligation;

•	and the amount has been reliably estimated.

Restructuring provisions comprise lease termination penalties and employee termination payments; they are recognised in the period in which the Group becomes legally or constructively committed to payment. Employee termination benefits are recognised only after either an agreement is in place with the appropriate employees representatives specifying the terms of redundancy and the number of employees affected, or after individual employees have been advised of the specific terms.

Provisions are not recognized for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognized even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

2.16. Derivatives financial instruments

Derivative instruments are recognised in the balance sheet at fair value. The derivative instruments utilized by the Group mitigate the exposures to variability in cash flows associated with variable rate borrowings. Since these derivative instruments have not been designated as hedging instruments for accounting purposes, periodic changes in their fair value are recognized in the consolidated statement of income.

2.17. Leases

The Group leases certain property, plant and equipment. Leases of property, plant and equipment where the Group has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the inception of the lease at the lower of the fair value of the leased property and the present value of the minimum lease payments.

Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding. The corresponding rental obligations, net of finance charges, are included in other non-current liabilities. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each lease period. The property, plant and equipment acquired under finance leases is depreciated over the shorter of the useful life of the asset and the lease term.

Leases where a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the income statement on a straight-line basis over the period of the lease.

When the Group is a lessor in an operating lease, the leased assets are included in the statements of financial position based on their nature, and are depreciated over their estimated useful lives. Rental income is recognized ratable over the lease term.

2.18. Customer deposits

The Group receives deposits from customers at the initiation of a contract and during the contractual period. Such deposits are disclosed in the balance sheet as current liabilities in “Customer deposits”.

Unclaimed customer deposits in respect of water containers and coolers are derecognised from the balance sheet and recorded in the income statement in “Other Operating Income” on a customer by customer basis, when the client is legally released from the primary responsibility for the liability, by law or by the customer.

2.19. Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the chief executive officer.

3. Financial instruments and risk management

The Group’s activities expose it to a variety of financial risks: foreign currency exchange risk, cash flow interest rates risk, credit risk and liquidity risk. The Group’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the financial performance of the Group.

3.1 Financial risk management

a. Market risks

1. Foreign currency exchange risk (FX)

The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the following currencies: Swedish Kroner, Danish Kroner, Norwegian Kroner, Polish Zloty, British Pound, Swiss Franc, US Dollar, Estonian Kroon, Lithuanian Lita, Latvian Lat and Israeli new shekel. The Israeli activity is also exposed mainly to foreign currency exchange risk on imported goods and on charges to other companies within the Group for IT services.

The company has certain investments in foreign operations, whose net assets are exposed to currency translation risk—currency changes would affect the book value of assets and liabilities, with corresponding effect equity through the currency translation account. The following companies are concerned: Sweden, Denmark, Poland, United Kingdom, Switzerland, Estonia, Lithuania, Latvia and Israel. Management has set up a policy to require Group companies to have local borrowings in their local currency and hence these positions, at consolidated level, are not sensitive to changes in exchange rates.

At 31 December 2013, there are a number of intercompany loans between companies with different functional currencies. The table below details the Group’s sensitivity to a 10% decrease/increase in the currency pairs involved in the intercompany loans.

31.12.2013	Effect on profit of	Effect on profit of
Currency pairs	+ movements	- movements
SEK / EUR	(876)	876
CHF / EUR	73	(73)
EUR / GBP	(11 899)	11 899
PLN / EUR	(1 697)	1 697
ILS/ EUR	(5 631)	5 631
LVL / EUR	116	(116)
LTL / EUR	157	(157)
Total	(19 757)	19 757

2 Cash flow interest rate risk

As the Group has no significant interest-bearing assets, the Group’s income and operating cash flows are substantially independent of changes in market interest rates.

The Group’s interest rate risk arises from long-term borrowings and finance leases. Borrowings issued at variable rates expose the Group to cash flow interest rate risk. During 2013, the Group’s borrowings were at variable rates (EURIBOR, LIBOR, WIBOR and Prime linked rates) and were denominated in the following currencies: EUR, GBP, PLN and NIS (see note 16).

The sensitivity analysis calculates the impact from changes in interest rates for liabilities that represent the major interest-bearing positions. The computation is not intended to represent actual gains or losses to be incurred by the Group. The Company cannot predict actual future movements in such market rates and it does not claim that these results are indicative of future movements in such market rates or to be representative of any actual impact that future changes in market rates may have on the Company’s future results of operations or financial position.

At 31 December 2013, if interest rates had been 1% higher/lower with all other variables held constant, post-tax profit for the period would have been lower/higher by € 65 on ILS denominated borrowings and by € 64 on EUR/GBP/PLN denominated borrowings (taking into account the effect of the hedging instrument), as a result of higher/lower interest expense on floating rate borrowings.

At 31 December 2013, if the SWAP rates negotiated on the markets had been 1% higher/lower, with the same variables than the signed swap, the fair value of the instrument would have been € 2 052 higher/lower but would still be disclosed as a liability.

c. Credit risk

Credit risk arises from credit exposure to customers, including outstanding receivables and committed transactions. The Group has no significant concentration of credit risk other than from its key customer Jafora Tabori, see below. The Group deals only with a limited number of banks with secure credit ratings and has policies that limit the amount of credit exposure to any one financial institution. In the HOD business there is a high number and diversity of customers, with policies in place to ensure that sales of products and services are made to customers with an appropriate credit history.

The Company’s maximum exposure for net credit is with Jafora Tabori Ltd. (hereafter- Jafora), the Group’s key customer (less the amounts that the Company owes to Jafora), which amounted to € 6,482 as of 31 December 2013. Jafora does not put up collateral against the credit it receives.

d. Liquidity risk

Prudent liquidity risk management implies maintaining sufficient cash and the availability of funding through an adequate amount of committed credit facilities. Due to the dynamic nature of the underlying businesses, the Group aims at maintaining flexibility in funding by keeping committed credit lines available.

Management monitors rolling forecasts of the Group’s liquidity reserve (comprising undrawn borrowing facility) and cash on the basis of expected cash flow.

The table below analyses the Group’s financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet to the contractual maturity date. The amounts disclosed are the contractual undiscounted cash flows.

The Group has a regular number of customers making deposits as a guarantee of the rental equipment at the customer premises. The rental contracts have no contractual maturity dates and it is impractical to calculate a maturity analysis

Financial liabilities	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	More than 5 years	Total

At 31 December 2013
Borrowings	27,736	24,398	99,212	187,422	338,768
Capital leases	1,154	917	1,923	583	4,577
Trade accounts payables	21,921	—	—	—	21,921
Customer deposits	12,071	—	—	—	12,071
Other current liabilities	27,849	—	—	—	27,849

Total	90,731	25,315	101,135	188,005	405,186

Interest rate Swaps	Less than 6 months	Between 6 and 12 months	Between 1 and 2 years	Between 2 and 5 years	Total
At 31 December 2013
Outflow	(890)	(864)	(1,665)	(1,351)	(4,770)

Inflow	306	301	593	534	1,734

e. Capital Risk Management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

The Group monitors its capital structure on the basis of a leverage ratio, defined as: net debt divided by operating EBITDA. Net debt is calculated as the total of the consolidated short-term and long-term borrowings, less cash and cash equivalents. Operating EBITDA is calculated as earnings before other operating expenses, interest, taxes, depreciation and amortization paid to shareholders.

f. Fair value estimation

At 31 December 2013, the carrying value less impairment provision of all financial assets and liabilities approximate their fair values.

Following is an analysis of the financial instruments measured at fair value, by valuation methods. The different levels have been defined as follow:

•	Quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1).

•	Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (level 2).

•	Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (level 3).

The following table presents the group’s assets and liabilities that are measured at fair value:

2013
Level 2
Liabilities-
Derivative financial instruments:
Hedging derivates	(2,123)

Total liabilities	(2,123)

3.2. Financial instruments by category

The Group’s accounting policy with respect to financial instruments was applied in relation to the following categories:

3.2. Financial instruments at 31 December 2013 by category

December 31, 2013 Loans and receivables Thousand Euros
Assets:
Trade and other receivables excluding prepayments	58,897
Cash and cash equivalents	14,571

Total	73,468

	Liabilities at fair value through profit and loss	Other financial liability at amortized cost	Total
Liabilities:
Borrowings		(161,103)	(161,103)
Derivative financial instruments	(2,123)		(2,123)
Accounts payable and others		(49,770)	(49,770)
Deposits from customers		(12,071)	(12,071)
Borrowings from shareholders and other related parties		(87,027)	(87,027)

Total	(2,123)	(222,944)	(225,067)

4. Critical accounting estimates and assumptions

The Group makes estimates and assumptions concerning the future. Estimates and judgments are continually evaluated, and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are outlined below.

Estimated impairment of goodwill

The Group tests annually whether goodwill has suffered any impairment, in accordance with the accounting policy stated in note 2.5. The recoverable amounts of cash generating units have been determined based on fair value less costs to sell calculations. These calculations require the use of estimate

Purchase price allocation

Purchase price allocations conducted by the Group with respect to business combinations entered into, require the use of significant estimates pertaining to the calculation of the fair value of assets acquired and liabilities assumed, primarily identifiable intangible assets. As for changes made to the Purchase Price Allocation of Eden Springs, see note 29.

Deferred tax assets

The Group is subject to income tax in numerous jurisdictions. Significant judgment is required in determining the portion of tax losses carried forward which can be offset against future taxable profit. In order to assess if there is any future benefit, forecasts are made of the future taxable profits by legal entity. Actual tax outcomes could vary significantly from the amounts that were initially recorded. Such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made (Note 14).

Useful lives of depreciable and amortizable assets

Group management estimates the useful asset lives and the related depreciation and amortization costs in respect of all its fixed assets and intangible assets. The estimate is based on the expected life cycle of the Group’s products. Estimates may vary significantly commensurate with changes in customer installations and quits and other technological changes.

Provision for contingencies

Provisions for contingent liabilities are made at the discretion of Group management. In making its decision, management considers the likelihood that cash resources will indeed be diverted towards a settlement of the liabilities, and also considers its estimate of the present value of the cash flows expected to be required for the settlement of existing liabilities.

5. Cash and Cash equivalents

31.12.2013
Cash at bank and on hand	14,571

6. Trade receivables—net

31.12.2013
Trade receivables	60,815
Check receivable and credit card	3,033
Provision for impairment	(8,990)

Net trade receivables	54,858

Trade receivables that are less than three months past due are not considered impaired. As of 31 December 2013, trade receivables amounting to € 14’793 were past due but not impaired. These relate to a number of customers for whom there is no recent history of default. The ageing of these receivables is as follows:

Age analysis of trade receivables past due but not impaired

31.12.2013
0—90 days	10,127
90—180 days	2,227
180—360 days	1,604
> 360 days	835

Trade receivables—past due but not impaired	14,793

The creation and usage of provision for impaired receivables have been included in “General and administrative expenses” in the statement of comprehensive income. Movements of the group provision for impairment of trade receivables are as follows:

Movements on the provision for impairment of trade receivables

The period from 1 Oct 2013 to 31 Dec 2013
Provision amount at October 1	(8,865)
Provision for receivables impairment	565
Receivables written off during the year as uncollectible	653
Other movements	(124)
Unused amounts reversed	(1,222)
Exchange differences	3

Provision amount at December 31	(8,990)

7. Prepaid and other assets

31.12.2013
Prepaid and deferred expenses	2,107
Accrued income	725
Advances to suppliers and guarantee deposits	793
Restricted cash	335
VAT receivable	207
Income tax receivable	837
Other current assets	1,980

6,984

8. Inventories

31.12.2013
Raw materials (caps, labels)	953
Spare parts	2,554
Auxiliary and packaging materials	3,745
Finished goods (water, coffee machines)	4,345
Other Inventories	479

Total Gross Inventories	12,076
Provision for impairment	(2)

12,074

9. Property, Plant and Equipment

	Land & buildings	Vehicles	Plant, machinery	Distribution equipment	Office equipment	Leasehold improvement	Total
Opening balance	—	—	—	—	—	—	—
Business combinations (note 29)	10,941	4,631	16,260	31,358	1,936	1,833	66,959
Exchange differences	63	5	(10)	50	83	(3)	188
Additions	70	475	292	2,335	186	35	3,393
Transfers	(6)	—	6	—	—	—	—
Disposals	—	(3)	5	(514)	(3)	—	(515)
Depreciation	(134)	(289)	(540)	(2,726)	(239)	(85)	(4,013)

Net book amount at 31.12.2013	10,934	4,819	16,013	30,503	1,963	1,780	66,013

At 31 December 2013
Cost	11,068	5,108	16,553	33,229	2,202	1,865	70,026
Accumulated depreciation	(134)	(289)	(540)	(2,726)	(239)	(85)	(4,013)

Net book amount	10,934	4,819	16,013	30,503	1,963	1,780	66,013

Total depreciation expense amounts to € 3’999 and is allocated as follow: € 3’261 in costs of goods sold, € 680 in sales, marketing and service expenses € 45 in general and administration expenses and € 0 in other operating expenses.

10. Goodwill and other intangible assets

	Goodwill	Customers relations	Trade names	Other	Total
Opening balance	—	—	—	—	—
Business combinations (note 29)**	102,505	65,379	13,696	4,336	185,916
Additions	—	—	—	511	511
Decrease	—	—	—	—	—
Amortization	—	(1,091)	(214)	(520)	(1,825)
Exchange differences and others**	495	419	82	(16)	980

Net book amount at 31 December 2013	103,000	64,707	13,564	4,311	185,582

At 31 December 2013
Cost	103,000	65,798	13,778	4,831	187,407
Accumulated amortization and impairment	—	(1,091)	(214)	(520)	(1,825)

Net book amount	103,000	64,707	13,564	4,311	185,582

**	Restated—please refer to note 29

Goodwill Impairment Test 2013

During the fourth quarter the Group conducted its annual goodwill impairment test. Following the impairment test, the Group recorded no impairment charge. An operating segment-level summary of the goodwill allocation is presented below (excl. Kafevend):

31/12/2013
Key assumptions	France	Nordics	NL	Swiss	Poland	Spain	UK	Baltics	Israel
Carrying amount of Goodwill	19,739	15,449	3,938	13,412	8,262	3,973	18,347	1,763	10,202

Valuation of recoverable amounts

The recoverable amount of all CGUs has been determined based on fair value less cost to disposed calculations (“income approach”, using the DCF method). This method uses post-tax cash flow projections based on a five-year business plan approved by management. Cash flows beyond the five-year plan are extrapolated using long-term growth rates.

CGU	France	Nordics	NL	Swiss	Poland	Spain	UK	Baltics
Recoverable amounts	46,318	18,504	5,946	22,075	27,197	9,831	38,269	4,739

	Israel
Recoverable amounts	57,267

Key assumptions

The key assumptions used for calculating the recoverable amounts during the 2013 test are as follows:

31.12.2013
Key assumptions	France	Nordics	NL	Swiss	Poland	Spain	UK	Baltics
Growth rates	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%	2.0%
post tax discount rates	13.5%	13.5%	13.5%	12.5%	13.5%	15.5%	14.5%	14.0%

	Israel
Growth rates	2.0%
post tax discount rates	13.5%

Growth rates—weighted average growth rates are based on management assumptions for each specific CGU and are consistent with forecasts included in industry reports.

Discount rates—the expected net cash flows are discounted by using specific post-tax discount rates for each market. Discount rates reflect the risk factors specific to each relevant CGU.

The fair value of the CGU is level 3 measurement.

Acquisition of Goodwill and Customer Portfolio

During 2013, the Group made 2 acquisitions which explains the increase of the Goodwill and the Customer Portfolio. The purchase price is provisional.

Kafevend Holdings Ltd (UK) : 100% of the shares were acquired on 23.12.2013 for a cash consideration of € 17’756. The customer base comprises of cofee customers. The goodwill of € 7’770 arises from expected synergies in the existing coffee customer base and administration. Eden Springs acquistion: 100% of the shares were acquired on 23.10.2013 for a cash consideration of €65’043. Please also refer to Note 1 and Note 29. The goodwill of € 94’735 arises from identified growth potentials especially by leveraging on the existing Eden customer platform.

11. Other current liabilities

31.12.2013
VAT and other taxes	3,446
Employees, Social security and related payables	10,837
Liabilities arising from acquisitions	366
Accrued expenses	11,730
Others	1,470

27,849

12. Customer deposits

31.12.2013
Customer deposits	12,071
Prepaid Income	11,651

23,722

13. Provisions

	Litigation	Integration and restructuring	Retail incentive	Others	Total
Opening balance	—	—	—	—	—
Acquisition of subsidiaries (note 29)	893	462	2,540	506	4,401
Additional provisions	89	47	436	69	641
Unused amounts reversed	(83)	(41)	—	2	(122)
Exchange differences	—	2	—	2	4
Used during year	—	(191)	—	(78)	(269)

At 31 December 2013	899	279	2976	501	4,655

Provisions for litigation

See Note 18

Provisions for integration and restructuring

The provision for restructuring includes mainly severance costs for employees in France whose contracts have been terminated. The litigation refers to a dispute with a former landlord, also in France. The Retail incentive include provision for retail incentives, which arose in the ordinary course of the business. of the Israeli activities.

14. Deferred income taxes

31.12.2013
Deferred income tax asset to be recovered after more than 12 months**	(11,084)
Deferred income tax asset to be recovered within 12 months	(1,582)

Deferred income tax assets:	(12,666)

Deferred income tax liability to be recovered after more than 12 months**	15,246
Deferred income tax liability to be recovered within 12 months	1,896

Deferred income tax liabilities:	17,142

Deferred income tax liabilities (net)	4,476

2013
The gross movement on the deferred tax account for the period from 1 October 2013 to 31 December 2013 is as follows:
Beginning of period	—
Exchange differences**	115
Business Combination (note 29)**	4,396
Charged directly to equity	(93)
Debit to income statement (Note 27)**	58

End of year	4,476

At December 31, 2013 the Group had losses carried forward of € 57.9 mio for which € 14.3 mio deferred tax asset was recognized. € 38.3 mio have no expiration term; the remaining € 19.6 mio losses carried forward will expire in years 2014 to 2022. No tax losses have been considered for Hydra Dutch Holdings 2 B.V.

The movement in deferred income tax assets and liabilities during the period is as follows:

Taxable temporary differences (Deductible temporary differences)

	Accelerated Tax Depreciation	Intangibles	Others	Total
Opening Balance	—	—	—	—
Charged to income statement**	822	198	30	1,050
Business Combination**	2,197	17,154	21	19,372
Transfer	—	—	—	—
Exchange differences**	18	61	26	105

At 31 December 2013	3,037	17,413	77	20,527

	Provisions	Tax losses	Others	Total
Opening Balance	—	—	—	—
Credited (charged) to income statement**	(108)	(1,029)	145	(992)
Business Combination**	(780)	(13,345)	(851)	(14,976)
Transfer	0	0	0	0
Credited directly to equity	0	0	(93)	(93)
Exchange differences**	0	4	6	10

At 31 December 2013	(888)	(14,370)	(793)	(16,051)

**	Restated—please refer to note 29

15. Employee rights

A. The Group contributes to retirement benefit schemes in conformity with the laws and usual practices of countries where the Group operates. As a result of contributions paid under such schemes to private or state sponsored pension funds, the companies have no significant actuarial liability, with the exception of Switzerland, Norway and Israel.

B. The Israeli companies’ pension and severance pay obligation to its employees in Israel under section 14 to the Israel Severance Pay Law is covered by regular contributions to defined contribution plans. The amounts funded as above are not reflected in the balance sheet.

C. The Israeli companies have the obligation to pay severance pay to their employees, constituting defined benefit plans. In respect of this obligation, the companies have amounts funded and retirement insurance coverage (known in Israel as senior employees insurance) to which subsidiaries contribute. The amount of net severance pay obligation, as presented in the balance sheets for December 31, 2013, reflects the difference between the obligation for severance pay and the severance pay plan asset.

D Management Equity Plan

On October 23, 2013, the closing date of the acquisition of Eden Holdings, certain management members (“Grantees”) were allotted shares in Hydra Luxembourg Holdings S.a.r.l. (“Hydra Luxembourg”), who indirectly controls the Company which was invested by the Grantees in the share capital of Hydra Luxembourg (the “Management Investment”). The initial allotment is 11% of the share capital of Hydra Luxembourg, with an additional one percent to be allotted to the Grantees if minimum EBITDA targets would be met over a pre defined period following the date of grant. The agreement also defines the method of calculation of the returns the allotted shares would be entitled to out of the total returns of Hydra Luxembourg.

The plan prescribes a graded vesting schedule which ends after five years from the date of grant. Under the plan, the Grantees would be entitled to receive a cash consideration upon leaving the Company, which would be determined based on whether the shares have vested and whether they would meet the definition of a “good leaver” in the plan.

Grantees who leave the Company in the future would receive a cash consideration equal to the fair value for their vested shares, provided the definition of a “good leaver” is met. Otherwise, a leaver would receive a cash consideration equal to the lower of his initial investment and fair value of the shares allotted to him. The Company has accounted for the transaction under the provisions of IFRS 2, Share Based Payment. Since the fair value of the allotted shares approximated the Management Investment amount, the fair value of the granted benefit was calculated to approximate zero and, thus, no compensation expenses are to be recognized in the Company’s consolidated financial statements.

E. Long-term liability for employee rights consisted of the following:

31.12.2013
Pension benefits	3,902

3,902

F. Swiss and Norwegian Defined Benefit Plans

Apart from the social security plans fixed by the law, the Swiss entities (Eden Springs (Switzerland) SA and Eden Springs (Europe) SA), as well as the Norwegian subsidiary sponsor two independent pension plans.

All employees are covered by these plans, which are defined benefit plans. Liabilities and assets are revised periodically by an independent actuary.

According to IAS 19, plan assets have been estimated at market fair value and liabilities have been calculated according to the “Projected Unit Credit” method.

G. Pension benefits

The amounts recognised in the balance sheet are determined as follows:

31.12.2013
Present Value of funded obligations	15,956
Fair value of plan assets	(12,054)

Liability in the balance sheet	3,902

The movement in the defined benefit obligation over the period from 1 October to 31 December 2013 is as follows:

2013
Business Combination	15,660
Current service cost	285
Interest cost	87
Contributions by plan participants	100
Actuarial losses/(gains)	183
Exchange differences	(48)
Benefits paid	(311)

End of year	15,956

The movement in the fair value of plan assets of the period from 1 October to 31 December 2013 is as follows:

2013
Business Combination	11,835
Expected return on plan assets	50
Actuarial gains (losses)	34
Exchange differences	(44)
Employer contributions	241
Employee contributions	88
Benefits paid, net	(150)

End of year	12,054

The amounts recognised in the income statement are as follows:

The period from 1 Oct 2013 to 31 Dec 2013
Current service cost	449
Interest cost	135
Expected return on plan assets	(99)
Others	(1)

Total	484

Split of the total charges :

2013
Cost of goods sold	16
Selling and Marketing expenses	62
Selling expenses	33
Administrative expenses	358
Finance expenses	15

484

The main assumptions used for the calculation of the pension liabilities and the defined benefit obligation for the year 2013 are the following:

%
Discount rate	2.30 - 5.30
Expected return on plan asset	3.90 - 5.20
Future salary increases	1.00 - 3.50
Future pension increase	0.20 - 0.50
Turnover	0% - 64%
Inflation rate	1.70% - 2.80%

16. Borrowings

31.12.2013
Non-Current
Bank borrowings, net	146,870
Loan from minority, net of minority debt	315
Finance lease liabilities	3423

150,608

Current
Bank borrowings	9,341
Finance lease liabilities	1,154

10,495

Total borrowings	161,103

1. On October 21, 2013, the company signed a credit facility agreement with a consortium of several European banks, which then replaced the acquired credit agreement of Eden Europe in the amount of €120 million. According to the agreement, the banks provided to the company a €186 million credit facility to recycle the existing debt, to finance the acquisition of companies as well as Capital expenditure and for the working capital needs of the Group’s activity in Europe of which €116 million was drawn on 23 October 2013. On 16 of December 2013 the banks agreed to an increase of the credit facility amounting to GBP 18m most of which was used for the Kafevend acquisition. Of the total net bank borrowings of € 156.2 million an amount of €129.5 million is related to this European consortium.

Under the agreement, the credit facility was provided for a seven year period since signing the agreement (subject to a repayment schedule for the period), subject to certain financial covenants that are set in the agreement, including, among other things, liability to meet the Net debt/EBITDA ratio, interest cost to EBITDA ratio and a ceiling for acquisitions and investment in property, plant and equipment as defined in the agreement. As of December 31, 2013, the company was in compliance with these covenants.

As of December 31, 2013, the company was in compliance with those covenants to secure its liabilities to the banks under the agreement, and similarly to the credit facility agreement that this agreement replaced, the entire issued share capital of the company was charged to the banks and charges were also placed on most shares of its subsidiaries. Additionally, the company and its European subsidiaries provided mutual guarantees between most subsidiaries in favor of the banks. Additionally, the agreement defines events and circumstances that will be a cause for immediate repayment (events of defaults), including non-payment, breach of financial covenants, misrepresentation, default, material adverse change in the position of the Company, and additional circumstances in the agreement. In those events, the banks may call the credit facility for immediate repayment and to exercise the collaterals, under the terms set in the agreement.

2. On October 23, 2013 the Israeli Subsidiaries entered into an agreement for amendment of the credit facility agreement with one of the Israeli banks, which extended credit facilities to the Israeli Subsidiaries (hereafter—“the bank” and “agreement for amendment of credit facilities”, respectively). Under the agreement for amendment of credit facilities, the bank will extend new credit facilities to the Israeli Subsidiaries to replace the credit facilities extended to the Israeli Subsidiaries prior to signing the amendment agreement, as follows:

A NIS 30 million (=€6.4 million) credit facility through 2016 to replace one of the exisiting two long-term loans amounting to NIS 40 million (=€8.5 million) each. A NIS 65 million (=13.8 million) credit facility, which is renewed every quarter, was extended to replace a NIS 35 million (=€7.4 million) credit facility, which is also renewed every quarter. the Israeli Subsidiaries utilized NIS 42 million (=€ 8.9 million) out of the said credit facility. Utilization of the remaining amount of the credit facility is conditional, inter alia, on extending a shareholders loan in an amount equal to half of the amount by which the credit facility was increased; the shareholders loan shall be subordinate to the credit facility extended by the bank. Of the total net bank borrowings of € 156.2 million an amount of €26.7 million is related to this financing.

The financial contingency set forth in the agreement for amendment of the credit facilities was updated, and include, inter alia, the ratio between net total financial debt and EBITDA of the Israeli Subsidiaries, the ratio between operating income and gross financial expenses and the ratio between net total financial debt, net of “long-term financial debt” and the operating working capital, as defined in the said agreement.

According to the agreement for amendment of the credit facilities, each of the Israeli Subsidiaries

(a) created floating pledges on all the property and assets of all kind held by such Israeli Subsidiary;

(b) gave a non-limited guarantee, for the debt of the credit took by the other Israeli Subsidiaries.

In addition, Hydra Group signed a commitment letter in favor of the Bank, which will include, inter alia, an irrevocable undertaking not to pledge it’s holding in the Israeli Subsidiaries and not to act in a manner that would cause the Israeli Subsidiaries to violate the provision of the agreement for amendment of the credit facilities relating to transfer of funds from the Israeli Subsidiaries to the Hydra Group.

31.12.2013
The maturity of the borrowings are as follow:
6 months or less	3,627
6-12 months	6,868
1-7 years	150,608

161,103

Current effective interest on Long term bank credit at the company	8.8%
Current effective interest on Long term bank credit at Israeli activities	4.9%

31.12.2013
The Group borrowings are denominated in the following currencies:
Euro	70,114
New Israeli Shekels	30,271
UK pound	42,979
Polish Zloty	17,226
Swiss Franc	488
Other currencies	25

161,103

The fair value of current liabilities approximates their carrying amount, as the impact of discounting is not significant. Consequently the fair values have not been separately disclosed.

The fair value of long-term bank liabilities approximates their carrying value, since they bear interest at variable market rates.

As to refinancing of Group’s loans after balance sheet date, see note 28

17. Derivative Financial instruments

31.12.2013
Liabilities
Non current interest rate SWAP derivative	2,123

The Group uses interest rate swaps to manage its exposure to interest rate risks resulting from financing arrangements. These derivative instruments are floating-to-fixed interest rate swaps which have the economic effect of converting borrowings from floating rates to fixed rates

On 8 November 2011, the Group entered into several interest rate swaps (pay fixed, receive variable), in order to reduce the exposure from the risk of variability in cash flows associated with recognized liabilities:

For the current amount of 60M Euro as of 31.12.2013 (amortized up to 50M Euro over the period of the transaction that ends on 30 September 2016). Out of this amount, currently—48M Euro with Rabobank at 1.7962% and 12M Euro with RBI at 1.735% and all with settlement dates 31 March, 30 June, 30 September and 31 December every year.

For the amount of 12.25M GBP (non-amortized over the period of the transaction that ends on 30 September 2016). Out of this amount, currently—9.8M GBP with Rabobank at 1.77% and 2.45M GBP with RBI at 1.71% and all with settlement dates 31 March, 30 June, 30 September and 31 December every year.

Gains and losses were recognised in the Income Statement.

18. Commitments and Contingent liabilities

A Commitments

Operating lease commitments

The Group have operating lease agreements for the rental of warehouses, office spaces and distribution centers in various locations in Israel for periods ending in 2014 through 2027. The annual rental payments under such leases are mainly linked to the CPI. In addition, The Group has operating lease agreements for the vehicles they use, for periods ending in 2014 through 2019. The annual rental payments under such leases are linked to the CPI (=Consumer Price Index).

The Group place deposits with several leasing companies to secure the payment of rental for the last months of the lease.

The future aggregate minimum lease payments under operating leases as of December 31, 2013 are as follows:

31.12.2013
2014	10,179
2015	7,407
2016	5,323
2017	4,258
Later than 2017	6,135

33,302

Other commitments

Marketing has entered into a distribution agreements with Jafora Tabori Ltd. (hereafter—Main agreement and Tabori, respectively). Pursuant to the Main agreement, Tabori is to serve as the exclusive distributor of all the small-packs of mineral water products that are produced and/or imported by the group and/or that are marketed under the brand name “Mey Eden”, including future products, in all areas of Israel with the exception of the city of Eilat and the Palestinian Authority. In consideration for the distribution rights, Marketing shall pay Tabori a fixed distribution commission.

Tabori is to purchase the products for distribution from Marketing at the price to retailers, net of the aforementioned distribution commission. The Main agreement is for a period of 10 years. At the end of this period, the Main agreement will be automatically renewed for an additional 10-year periods. Either party is entitled to call for the termination of the Main agreement at any time after the first 10 years period, subject to 36 months’ prior notice. If an exemption from the need to obtain an authorization for an agreement in restraint of trade is not received from the antitrust commissioner for a part of the first period or subsequent periods, the period of the Main agreement is to be cut short in accordance with the authorized periods of exemption.

In June 30, 2004, the Commissioner approved a 5-year exemption from the need to obtain authorization for an agreement in restraint of trade, commencing from the date of the approval. On March 28 2010, the Commissioner extended the authorization for 5 years commencing this date.

On November 2013 MEB and Tabori entered into a distribution agreement regarding distribution of Tabori products (soft drinks bottles) by MEB in Eilat in its surroundings (hereafter –Eilat Agreement). The Eilat Agreement is materially a mirror like agreement to the Main Agreement. The period of the Eilat Agreement is linked to the Main Agreement. In consideration for the distribution rights, Tabori shall pay MEB a fixed distribution commission. The parties requested an exemption from the antitrust commissioner regarding the Eilat Agreement and the request is under review.

B Contingencies

1) The French, Polish , Dutch, UK, and Israeli subsidiaries are involved in legal actions in the ordinary course of business. The total amount thereof is approximately € 5.1 mio (excluding the class actions described in Note 28). In management’s opinion, the subsidiaries will not incur the total amount involved. A total provision of € 0.82 mio is recorded as of 31 December 2013 (see Note 13).

2) On March 13, 2011, a lawsuit filed by Comite Interprofessionnel du Vin de Champagne (CIVC) to the Tel Aviv District Court and against the Company, Mr. Raanan Zilberman, Mey Eden Production, Mey Eden Bar, Mey Eden Marketing, Mey Eden Ltd and Mr. Eyal Carmi, the former CEO of the Israeli subsidiaries. The lawsuit is related to the Israeli subsidiaries activity. The lawsuits main argument is that marketing and advertising products under the symbol of “Mey Eden—nature’s champagne”, allegedly violating CIVC intellectual property rights.

The Company’s legal advisors and the management are, at this point, unable to assess its likelihood of the lawsuit being accepted.

3) On 26 November 2013 a request for the approval of a class action for a total sum of NIS 20,000,000 (=€ 4.2 million) was filed against Eden Springs ltd, Mey Eden Production and Ela (the Israeli recycling company) by the plaintiff, Mr. Daniel Birger on behalf of all customers of Mey Eden Production which tried to recycle Mey Eden Production’s empty mineral bottles in automated recycling machines operated by Ela and failed to recycle and receive the deposit for the bottles. The request is still in preliminary stages. After the balance sheet date the class action was settled for an immaterial amount.

19. Guarantees given and pledged assets

Description /Type of Asset	31.12.2013
Real estate in Hamilton (production, warehouse and offices)	1,734

The above amount corresponds to the net book value of the building. This guarantee relates to the long-term mortgage in the UK.

Following the signature of the Credit facility agreement with Rabobank International: The following company has been nominated as guarantor:

•	Hydra Dutch Holdings 2 B.V.—The Netherlands

•	Chateaud’eau SAS—France

The following companies have been nominated as guarantors and their shares have been pledged:

•	Eden Springs Europe B.V.—The Netherlands

•	Eden Springs Nederland BV—The Netherlands

•	Eden Springs Sp. Zo.o—Poland

•	Eden Springs (Europe) SA—Switzerland

•	Eden Springs International SA—Switzerland

•	Eden Springs (Switzerland) SA—Switzerland

•	SEMD SA—Switzerland

•	Eden Springs Espana SA—Spain

•	Eden Springs UK Ltd—UK

The bank accounts of the following companies have been pledged:

•	Eden Springs Europe B.V.—The Netherlands

•	Eden Springs Sp. Zo.o—Poland

•	Eden Springs (Europe) SA—Switzerland

•	Eden Springs (Switzerland) SA—Switzerland

•	SEMD SA—Switzerland

•	Eden Springs International SA- Switzerland

•	Chateaud’eau SAS—France

Liabilities secured by pledges—see Note 16 for details

As to refinancing of Group’s loans after the balance sheet date, see note 28

20. Share Capital

a. The issued capital amount is € 1 (one euro). The total issued number of share is 1, with a par value of € 1. The share issued is fully paid.

21. Other reserves

OCI Pension Fund
Opening Balance	0
Remeasurement of post employment benefit obligation	(150)

Balance at 31 December 2013	(150)

22. Related-parties

The following transactions were carried out with related parties:

The period from 1 Oct 2013 to 31 Dec 2013
Purchases of goods and services
Management fees and transaction related costs	2,969

Key management compensation
Salaries and short-term employee benefits	485
Post-employment benefits	113

Total Key management compensation	598

Shareholders borrowing and payable to parent company

31.12.2013
Borrowings from related party	88,027

Receivables from related parties	440
Payable to related parties (short-term)	190

23. Expenses by nature

	The period from 1 Oct 2013 to 31 Dec 2013
Depreciation, amortization and impairment charges (9 and 10)	5,838	**
Employee benefit expense (Note 25)	18,965
Raw materials and consumables used	11,925
Transportation costs	1,605
Vehicles expenses	4,165
Commissions (dealers)	3,866
Maintenance and rent	2,947
Communication	432
Professional fees	1,155
Travel and entertainment	585
Advertising and promotion	1,568
Office expenses	570
Management fees charged by shareholders	190
IT central costs	1,002
Other expenses	2,377

Total	57,190

**	Restated- please refer to note 29

24. Other Operating Expenses

The period from 1 Oct 2013 to 31 Dec 2013
Restructuring and integration costs	958
Other	1,744

2,702

25. Employee benefit expense

The following staff expenses are included in the Statement of Comprehensive Income (Cost of Goods sold, Service expenses, Selling expenses, General and Administration Expenses and Other operational expenses):

The period from 1 Oct 2013 to 31 Dec 2013
Salaries	13,966
Social charges	2,529
Defined contributions plans	235
Pension benefit plans (Note 15)	483
Others	1,752

Total salaries and related expenses	18,965

The period from 1 Oct 2013 to 31 Dec 2013
26. Financial income / (expenses)
Foreign exchange gain	459
Interest income	2
Other Income	169

Total Financial income	630

Foreign exchange loss	433
Interest expense	2,481
Interest expense with related parties	1,353
Amortization of capitalised financial costs	217
Other expenses	151

Total Financial expenses	4,635

Total Financial income	630
Total Financial expenses	(4,635)

Net Financial expenses	(4,004)

The period from 1 Oct 2013 to 31 Dec 2013
27. Taxation
Current taxes	(1,598)
Deferred taxes (Note 14)	(58)**
Previous years	(14)

(1,670)

The tax on the group’s loss before tax differs from the theoretical amount that would arise using the weighted average tax rate applicable to losses of the consolidated entities as follows:

Loss before tax	11,361	**

Tax calculated at domestic tax rates applicable to profits in the respective countries	2,994	**
Tax losses for which no deferred tax asset was recognized	(3,802)
Expenses not deductible for tax purposes	(883	)**
Income not subject to tax	261
Tax credits or special allowances	3
Adjustments in respect of prior years	96
First time recognition of deferred tax asset on losses carried forward	74
Change in valuation of deferred tax assets	78
Utilization of previously unrecognised tax losses	156	**
Effect of changes in tax rate on opening deferred tax balances	(59)
Other	(588)

Tax on income	(1,670)

The weighted average applicable tax rate was 25%.

**	Restated- please refer to note 29

a. Taxation of companies resident in Israel:

1) Results measurements for tax purposes

Measurement of results for tax purposes under the Income Tax (Inflationary Adjustments) Law, 1985 (hereafter—the inflationary adjustments law) Under the inflationary adjustments law, results for tax purposes till the end of the 2007 tax year were measured in real terms, having regard to the changes in the CPI.

The Group was taxed under this law. In accordance with the provisions of the Income Tax (Inflationary Adjustments) (Amendment No. 20) Law, 2008 (“the amendment’), the Group will no longer be subject to the provisions of the inflationary adjustments law as from the 2008 tax year. In accordance with the provisions of the amendment, transitional regulations have been promulgated with respect to the cessation of applicability of the provisions of the inflationary adjustments law.

2) Tax rates

On December 6, 2011, the Israeli Parliament (the Knesset) passed the Law for Tax Burden Reform (Legislative Amendments), 2011 (“the Law”) which, among others, cancels effective from 2012, the scheduled progressive reduction in the corporate tax rate. The Law also increases the corporate tax rate to 25% in 2012, and thereafter

On August 5, 2013, the Law of Change in National Priorities (Legislative Achieve Budget for the Years 2013 and 2014), 2013, was published, which provided, inter alia, raising the corporate tax rate to a rate of 26.5% from 2014 and thereafter.

b. Subsidiaries resident overseas

Subsidiaries incorporated in Europe are subject to the taxing statutes of their respective countries of residence. The principal tax rates applicable to the principal overseas-resident subsidiaries are as follows:

Companies incorporated in the Netherlands—25.5%;

Companies incorporated in the United Kingdom—23.25%;

Companies incorporated in France—33.34%;

Companies incorporated in Poland—19%;

Companies incorporated in Switzerland—22.64%.

As a general rule, inter-company transactions between Israel-resident companies and European subsidiaries are subject to the reporting provisions of the Income Tax (Determination of Market Conditions) Regulations, 2006.

c. The Israeli Encouragement Laws:

1) Tax benefits under the Capital Investments Encouragement Law, 1959

Under the provisions of the Capital Investments Encouragement Law, 1959 (“the law’), certain subsidiaries are entitled to various tax benefits by virtue of the status of approved enterprise accorded to the qualifying operations of those subsidiaries, as follows:

a) Reduced tax rates

During the period of benefits—commencing in the first year in which the companies earn taxable income from the approved enterprise—such income will be tax exempt for ten years, as follows: Tax exemption for ten years on income from expansion of a certain approved enterprise, for which it had previously opted for the “alternative benefits” track (involving the waiver of investment grants); the period of benefits for this expansion has not yet began. In the event of the distribution of cash dividend out of income that was tax exempt, the Companies would have to pay the 25% in respect of the amount distributed.

b) Accelerated depreciation

The Companies are entitled to claim accelerated depreciation as provided by law, commencing in the first year of operation of each asset, in respect of machinery and equipment used by the approved enterprise.

c) Benefit-related conditions

The entitlement to the above benefits is conditional upon the Companies fulfilling the conditions stipulated by the law, regulations published thereunder and the instruments of approval for the specific investments in approved enterprises. In the event of failure to comply with these conditions, the benefits may be cancelled and the Companies may be required to refund the amount of the benefits, in whole or in part, with the addition of interest. Company’s management is on the opinion that the Companies meet the conditions stipulated in the instrument of approval.

2) Industry (Taxes) Encouragement Law, 1969

Some of the Group’s companies are an “industrial company”, as defined by this law. As such, the companies are entitled to claim depreciation at increased rates, as stipulated by regulations published under the inflationary adjustments law.

d. Tax assessments

Find tax assessenets have been raised on two subsidiaries for tax years up to and including the 2011 tax year. Selfassessenent filed by Israeli Subsidiaries for the tax years up to 2008, are considered to be final.

e. Effect of adoption of IFRS in Israel on tax liability

As from January 1, 2008, the Group prepares its financial statements in accordance with the provisions of international financial reporting standards.

International financial reporting standards (IFRS) differ from accounting standards generally accepted in Israel, and accordingly, financial statements prepared under IFRS may reflect a financial position, operating results and cash flows that are markedly different from those presented in financial statements prepared in accordance with accounting standards generally accepted in Israel.

Under the Law for the Amendment of the Income Tax Ordinance (No. 174—Temporary Provisions for the 2007, 2008 and 2009 Tax Years), 2010, which was published in Reshumot (the official gazette of the Israeli government) on February 4, 2010 and the Law for the Amendment of the Income Tax Ordinance (No. 188), 2012, which was published in Reshumot on January 12, 2012 (both hereinafter—the temporary provision), Israeli Accounting Standards No. 29, as issued by the Israeli Accounting Standards Board does not apply in determining taxable income for the 2007 to 2011 tax years, even if applied in preparing the financial statements for these tax years. This means that IFRS does not apply in practice in calculating the taxable income for those tax years.

On October 31, 2011, a law memorandum was issued for the amendment of the Israel Income Tax Ordinance arising from the adoption of IFRS in financial statements of Israeli companies. The law memorandum generally adopts IFRS. However, it proposes a number of amendments to the Income Tax Ordinance that may clarify and establish a method for computing taxable income in cases where IFRSs are at odds with principles of the current Israeli tax system. It also adopts IFRS overall. Legislation procedures relating to the law memorandum are not yet completed and are unlikely to end in the near future.

On January 1, 2013, the Income Tax Authority issued a notice regarding the extension of the term of the temporary order to tax year 2012 (hereafter—“the Tax Authority’s notice”). In its notice, the Tax Authority states that it intends to promote legislation to extend the term of the said temporary order by one additional year to 2012 as soon as the Knesset reconvenes. Nevertheless, in practice the no legislative measures came into effect that extend the terms of the temporary order.

As legislation procedures regarding the law memorandum are not completed, and management belief that the temporary provision for 2007 to 2011 will be extended to also apply to 2012 and 2013, the Group computed its taxable income for the 2007 to 2011 tax years based on Israeli GAAP existing prior to IFRS adoption in Israel, subject to some adjustments.

28. Subsequent events

Contingent liabilities:

On 9th June 2014, a request for the approval of a class action, in the amount of NIS 21 M, was filed against Jafora Tavori Ltd and Mey Eden Production (2007) Ltd , related to the indication on the small pack bottles about the 0.3 NIS deposit fees (claim about non-compliance of the font size with applicable rules). At this preliminary stage, the company cannot assess the risk of this class action.

On 6 July 2014 a request for the approval of a class action for a total sum of NIS 15 M was filed against Pauza coffee service Ltd, Yellow convenience stores Ltd and Paz oil company Ltd related to the indication on Lavazza’s capsules boxes which are sold in Yellow convenient stores. The claim is about non Hebrew text on the boxes as applicable by law.

On 29th September, 2014, a request for the approval of a class action was filed against Meyeden Bar, a subsidiary of the Company, alleging that prices of HOD water containers have increased in an unreasonable manner in 2013 and without giving prior notice according to the law. The amount of the alleged damages asked by the plaintiff is approximately NIS 65 million (approximately Euro 13.8 million). The Company is in the process of evaluating the merits of the claim, and, given the preliminary stage, the risk of potential loss cannot be currently assessed. No provision has been included in the accounts.

Liabilities secured by pledges:

On 29 April 2014, Hydra Dutch Holdings 2 BV successfully issued a Floating Rate Senior Secured Notes of EUR 210 mio traded on the Luxembourg Stock exchange, as well as a Revolving Credit Facility of EUR 45 M. At the same time the existing bank financing facilities were repaid.

The Senior Secured Note is issued with a 3-months EURIBOR plus 5.5% per annum, reset quarterly. Payments are quarterly in arrears and maturity is on 15 April 2019. The proceeds were used to repay the existing bank loan, repay related party loans of €50 mio and pay the transactions fees. The Company may redeem prior to 15 April 2015—all or part—at a ‘make-whole’ premium equal the net present value of the remaining interest payments to 15 April 2015 plus 1% margin, between 15 April 2015 and 15 April 2016 at 101% and at a 100% thereafter. The Notes and Guarantees will be secured by first-ranking security interests over all the capital stock of the Company and certain of its subsidiaries, intercompany receivables, bank accounts and intellectual property and certain of its subsidiaries and substantially all assets of certain subsidiaries.

The Revolving Credit Facility is issued with an initial 3.5% margin plus EURIBOR and the maturity is on 29 January 2019. The Company may make a voluntary prepayment or cancellation at any time without penalty on 5 or 3 Business days respectively. The security securing the Notes will also secure on a ‘super senior’ basis the Company’s obligations under the Revolving Credit Facility and certain hedging obligations.

Acquisitions:

On 3 September 2014 the Company has entered into a Share and Asset Purchase Agreement for five European countries (Russia, Portugal, Germany, Netherlands and Poland) acquiring the water cooler activities of Nestlé Waters Direct (NWD), a division of Nestlé Waters, with an approximate annual revenue of €90m

On 13 October 2014, date of approval of the accounts Hydra Dutch Holdings 2 B.V. had no subsequent event leading to a modification of the financial statements.

29. Business combinations

Acquisitions

Since commencement of operations the Company acquired two businesses as detailed in note 10. If the acquisitions had occurred on 1 January 2013, the contributed consolidated revenues would have been € 284’301 and the net loss € 25’083.

Details of net assets acquired and intangibles are as follows:

	Eden 31/12/2013	Kafevend 31/12/2013	Total 31/12/2013
Purchase consideration:
Cash consideration	65,043	17,756	82,799

Total Purchase Consideration	65,043	17,756	82,799
Fair Value of Net Assets Acquired**	29,692	(9,986)	19,706

Goodwill**	94,735	7,770	102,505

The total fair values of the assets and liabilities in the acquiree’s financial statements are as follows:

31.12.2013
Purchase consideration settled in cash	82,799
Cash in Subsidiaries Acquired	(13,439)

Cash Outflow on Acquisition	69,360

Detail of assets acquired and liabilities assumed

	Eden 31/12/2013	Kafevend 31/12/2013	Total 31/12/2013
Provisional fair values
Cash and cash equivalents	11,497	1,942	13,439
Trade receivables*	59,320	3,144	62,464
Prepaid and other current assets	8,855	501	9,356
Inventories	11,887	555	12,442
Property, plant and equipment	64,263	2,696	66,959
Customer portfolio and Trademarks**	72,122	6,953	79,075
Other intangible assets	4,241	95	4,336
Other non-current assets	744	—	744
Deferred income tax assets**	13,875	—	13,875
Trade payables	(22,743)	(1,420)	(24,163)
Other current liabilities	(58,691)	(2,938)	(61,629)
Borrowings	(170,856)	—	(170,856)
Other non-current liabilities	(7,477)	—	(7,477)
Deferred income tax liabilities**	(16,729)	(1,542)	(18,271)

Total identifiable net assets	(29,692)	9,986	(19,706)

Goodwill**	94,735	7,770	102,505

	65,043	17,756	82,799

*	Total Gross Trade receivables amount to €71’329
**	In the Company’s consolidated financial statements for the period from October 1, 2013 to December 31, 2013, originally issued on April 9, 2014, the Company provisionally allocated the fair value of the identifiable intangible assets. During the first quarter of 2014 the Company finalized the valuation of intangible assets. Presented below is the fair value of the identifiable intangible assets of Eden Springs (Eden Springs Europe BV and the Israeli subsidiaries) at the acquisition date, after being retroactively adjusted following the measurement period adjustment of the fair value of such assets, pursuant to the provisions of IFRS 3. The useful life was concluded to be 10 years for the Customer Relation amortization. The final Purchase Price Allocation will be conducted before the end of 2014:

	As of 31 December 2013*	Change	As of 31 December 2013 as presented
Assets
Goodwill	68,027	34,973	103,000
Other intangible assets	126,474	(43,892)	82,582
Deferred tax assets	12,969	(303)	12,666
Liabilities
Deferred tax liabilities	28,166	(11,024)	17,142
Deficit
Currency translation adjustment	(754)	7	(747)
Accumulated deficit	14,830	1,795	16,625

	For period from 1 Oct 2013 to Dec 2013*	Change	For period from 1 Oct 2013 to Dec 2013 as presented
Amortization of customer relations and trade names	(3,519)	2,214	(1,305)
Tax on Income	(1,251)	(419)	(1,670)
Currency translation differences, net of tax	(754)	7	(747)
Net loss attributable to Equity holders of the company	(14,830)	1,795	(13,035)

*	consolidated financial statements for the period from October 1, 2013 to December 31, 2013, originally issued on April 9, 2014,

30. Segment information

General

The chief operating decision maker of the Group (hereinafter—CODM). The CODM reviews internal reports of the Group to assess performance and for resource allocation. Group management identified operating segments based on those reports.

The CODM reviews the business activity based on geographical regions, and this serves management to assess performance of geographical regions and to allocate resources. European regions have been aggregated since they bear similar economic characteristics and are similar in the nature of products and production processes, types of customers and distribution methods

As of December 31, 2013, the CODM reviews the performance of operating segments in the year ended on that date based on measuring income before financing expenses, financing income, tax, depreciation, amortization, other expenses and income (loss) (operating EBITDA).

Information related to geographical segments:

	Europe	Israel	Total
Segment income	41,278	20,306	61,584
Operating EBITDA	9,146	2,752	11,898
Capex	2,379	1,115	3,494

The period from 1 Oct 2013 to 31 Dec 2013
Operating EBITDA of reporting segments	11,898
Overhead expenses not allocated among segments	(1,666)
Depreciation and amortization	(5,838)**
Other expenses—net	(2,702)
Other expenses—Eden Springs acquisition	(9,048)

Operating loss	(7,356)
Financing income	630
Financing expenses	(4,635)
Taxes on income	(1,670)

Net loss	(13,031)

**	Restated—please refer to note 29

The following revenue on all products from external customers:

The period from 1 Oct 2013 to 31 Dec 2013
Water	52,540
Coffee	9,044

61,584

Consolidated companies at 31 December 2013

Country	Entities	% of control
Cyprus	Valspar Investments Ltd.	100.0%
Denmark	Eden Springs (Denmark) AS	100.0%
Estonia	Eden Springs Estonia OÜ	100.0%
Finland	Eden Springs Finland OY	100.0%
France	Chateaud’eau SA	100.0%
Germany	Eden Springs (Deutschland) GmbH	100.0%
Greece	Eden Springs Hellas SA	100.0%
Israel	Mey Eden Ltd.	100.0%
	Mey Eden Bar—First Class Service Ltd.	100.0%
	Mey Eden Production (2007) Ltd.	100.0%
	Mey Eden Marketing (2000) Ltd.	100.0%
	Espresso Café—Italia Ltd.	100.0%
	Pauza Coffee Services Ltd.	96.0%
	Dispensing Coffee Club (IAI 2003) Ltd.	100.0%
Latvia	Eden Springs Latvia SIA	100.0%
Lithuania	UAB Eden Springs Lietuva	100.0%
Luxembourg	HorseLux Sàrl	100.0%
Netherlands	Eden Springs Nederland BV	100.0%
	Eden Springs Europe BV	100.0%
Norway	Eden Springs (Norway) AS	100.0%
Poland	Eden Springs Sp. Zo.o	100.0%
	Eden Dystrybucja sp. z o.o.	100.0%
Spain	Eden Springs Espana SA	100.0%
	Eden Integracion S.L.U.	100.0%
	Eden Centro Especial de Empleo S.L.U.	100.0%
Sweden	Eden Springs Scandinavia AB	100.0%
	Eden Springs (Sweden) AB	100.0%
	Eden Springs Porla AB	100.0%
Switzerland	Eden Springs (Europe) SA	100.0%
	Eden Springs International SA	100.0%
	Eden Springs (Switzerland) SA	100.0%
	SEMD SA	100.0%
United Kingdom	Eden Springs UK Ltd	100.0%
	Kafevend Holdings Ltd.	100.0%